Exhibit (C)(8)
Preliminary Draft - Confidential Project Achieve Presentation to the Special Committee to the Board of Directors April 12, 2023

Preliminary Draft - Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of Arco Platform Limited (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Unless otherwise specified, all projections reflect Company management estimates as of April 2023.

Preliminary Draft - Confidential 104% 64% 48% 41% 31% 25% 23% 21% 104% 60% 41% 35% 25% 19% 17% 17% 86% 63% 43% 38% 28% 24% 20% 18% 79% 49% 40% 36% 28% 23% 21% 20% % Growth $314 $514 $758 $1,069 $1,403 $1,758 $2,158 $2,612 $314 $503 $712 $960 $1,203 $1,438 $1,687 $1,966 $287 $468 $668 $918 $1,176 $1,464 $1,751 $2,069 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Projection Scenarios Comparison – Isaac Source: Arco projections per Arco management as approved for Evercore’s use by Special Committee; illustrative sensitivity scenario requested by Special Committee after discussion with Arco management and advisors; reflects illustrative adjustments to Arco projections per Arco management as approved for Evercore’s use by Special Committee as of February 23, 2023; Illustrative Sensitivity (Excl. Business Term Loan) per Arco management 1. Based on projected 2022E revenue as of October 2022 2. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock-based compensation, one-time M&A expenses and other non-recurring expenses. October 2022 Adj. EBITDA includes projected cost synergies as of October 2022 3. Oct. 2022 projections are for illustrative comparisons only and are not serving as the basis for Evercore’s valuation analysis (R$ in millions, "$" symbol indicates R$ throughout) Revenue Management Projections Illustrative Sensitivity Scenario Oct. 2022 Projections3 (12%) 11% 23% 28% 32% 35% 37% 39% (12%) 7% 19% 27% 32% 35% 37% 38% (16%) 4% 12% 23% 27% 31% 32% 33% (6%) 10% 23% 31% 34% 35% 36% 37% % Margin ($38) $55 $174 $299 $449 $615 $798 $1,019 ($38) $34 $137 $255 $387 $500 $619 $751 ($46) $18 $81 $209 $319 $451 $557 $673 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Adj. EBITDA2 Illustrative Sensitivity Scenario (Excl. Business Term Loan) 1 1

Preliminary Draft - Confidential

Arco + Isaac Summary of Illustrative Sensitivity Scenario (Excluding Business Term Loan)

(R$ in millions, "$" symbol indicates R$ throughout)

	2022A[1]	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	**$1,929**	**$2,408**	**$2,964**	**$3,568**	**$4,268**	**$5,023**	**$5,789**	**$6,590**	**$7,492**
% Growth	*51%*	*25%*	*23%*	*20%*	*20%*	*18%*	*15%*	*14%*	*14%*
Adj. EBITDA	**$539**	**$729**	**$934**	**$1,152**	**$1,452**	**$1,754**	**$2,073**	**$2,371**	**$2,707**
% Margin	*28%*	*30%*	*32%*	*32%*	*34%*	*35%*	*36%*	*36%*	*36%*
CapEx	**$247**	**$228**	**$244**	**$260**	**$277**	**$318**	**$359**	**$403**	**$452**
% of Revenue	*13%*	*9%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*
Adj. EBITDA - CapEx	**$292**	**$501**	**$691**	**$892**	**$1,175**	**$1,436**	**$1,713**	**$1,968**	**$2,255**
% Margin	*15%*	*21%*	*23%*	*25%*	*28%*	*29%*	*30%*	*30%*	*30%*

Memo: Unlevered Free Cash Flow

	2022A[1]	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
NOPAT[2]		**$293**	**$422**	**$561**	**$667**	**$804**	**$975**	**$1,133**	**$1,323**
(+) D&A		310	358	407	458	511	555	598	618
(-) CapEx		(228)	(244)	(260)	(277)	(318)	(359)	(403)	(452)
(-) Capital Allocation - Credit (Isaac)[3]		(46)	29	9	(73)	(21)	(32)	(36)	(12)
(-) Change in Operational NWC		(228)	(262)	(296)	(335)	(403)	(451)	(508)	(568)
Unlevered Free Cash Flow[4]		**$101**	**$303**	**$421**	**$440**	**$574**	**$688**	**$785**	**$908**
% Conversion		*14%*	*32%*	*37%*	*30%*	*33%*	*33%*	*33%*	*34%*

Source: Arco Illustrative Sensitivity (Excl. Business Term Loan) per Arco management; Arco historical financials per Arco management
1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022
2. NOPAT stands for Net Operating Profit After Tax
3. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit
4. Illustratively treats all stock-based compensation as a cash expense

EVERCORE

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Preliminary Draft - Confidential 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Revenue $1,929 $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 % Growth 51% 26% 24% 22% 21% 19% 16% 15% 15% Adj. EBITDA $539 $736 $971 $1,245 $1,542 $1,884 $2,237 $2,613 $3,052 % Margin 28% 30% 32% 34% 35% 36% 37% 37% 38% CapEx $247 $224 $234 $262 $283 $321 $353 $402 $458 % of Revenue 13% 9% 8% 7% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $292 $513 $738 $982 $1,259 $1,563 $1,885 $2,211 $2,594 % Margin 15% 21% 25% 27% 29% 30% 31% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $300 $449 $630 $709 $887 $1,081 $1,288 $1,544 (+) D&A 311 359 409 461 515 561 606 627 (-) CapEx (224) (234) (262) (283) (321) (353) (402) (458) (-) Capital Allocation - Credit (Isaac) (27) (60) (102) (64) (35) (87) (109) 75 (-) Change in Operational NWC (221) (240) (270) (309) (379) (426) (477) (535) Unlevered Free Cash Flow $139 $275 $405 $514 $668 $775 $905 $1,253 % Conversion 19% 28% 33% 33% 35% 35% 35% 41% Arco + Isaac Summary of Management Projections Source: Arco projections per Arco management as approved for Evercore’s use by Special Committee; Arco historical financials per Arco management 1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022 2. NOPAT stands for Net Operating Profit After Tax 3. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit 4. Illustratively treats all stock-based compensation as a cash expense 4 1 (R$ in millions, "$" symbol indicates R$ throughout) 2 3 3